Exhibit 99.2

              DOLLAR GENERAL BOARD OF DIRECTORS DECLARES DIVIDEND;
                      AUTHORIZES REPURCHASE OF COMMON STOCK


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dec. 1, 2004--Dollar
General Corporation (NYSE: DG) today announced that its board of directors declared a dividend of $0.04 per share, payable January 13, 2005, to common shareholders of record on December 30, 2004.


    In addition, the board of directors authorized the Company to repurchase up to 10 million shares of its outstanding common stock. Purchases may be made in the open market or in privately negotiated transactions from time to time subject to market conditions and the limitations in the authorization. This authorization expires November 30, 2005.


    During the quarter ended October 29, 2004, the Company repurchased
1.48 million shares of its common stock, substantially completing the repurchases authorized under its existing 12 million share authorization.


    About Dollar General


    Dollar General is a Fortune 500(R) discount retailer with 7,324 neighborhood stores as of November 26, 2004. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


    CONTACT: Dollar General Corporation, Goodlettsville
             Emma Jo Kauffman, 615-855-5525